Exhibit 99.1
For Immediate Release
Contact:
Michael Watts
Senior director, investor relations and
corporate communications
858-410-8673
Gen-Probe Launches Cash Tender Offer to Acquire
Belgian Molecular Diagnostics Company Innogenetics
— Acquisition Expected to Accelerate Gen-Probe’s Commercial Expansion in Fast-Growing European Market; Add Complementary Products, Technologies and Markers —
— Combined Entity Anticipated to be World’s Largest Standalone Molecular Diagnostics Company, Providing Broad Range of Innovative Products to Meet Diverse Customer Needs Around the World —
SAN DIEGO, CA, June 3, 2008 – Gen-Probe Incorporated (NASDAQ: GPRO), a pioneer and leader in nucleic acid diagnostics for human disease, announced today that it has launched a conditional tender offer to acquire 100% of the outstanding shares, warrants and convertible bonds of Innogenetics, a Belgian molecular diagnostics company, for approximately EUR 215 million ($334 million) in cash. Innogenetics shareholders will receive EUR 6.10 per share in cash, or approximately EUR 188 million ($292 million).
In this press release, EUR amounts are converted into dollars at a current exchange rate of 1 EUR / $1.554.
The combined entity is expected to be the largest standalone molecular diagnostics company in the world, with pro forma 2008 sales in excess of $500 million. The combined company would offer a broad range of nucleic acid and immunoassay tests to identify bacterial and viral infectious diseases, genetic and neurological disorders, transplant compatibility, and cancer. These tube- and strip-based products could be sold to a diverse group of small, medium and large customers around the world.
“We believe our proposed acquisition of Innogenetics would provide strategically valuable marketing and sales, distribution and manufacturing capabilities to accelerate commercialization of Gen-Probe products in the European molecular diagnostics market, which we estimate is growing at roughly double the rate of the U.S. market,” said Hank Nordhoff, Gen-Probe’s chairman and chief executive officer. “In addition, the proposed acquisition would provide access to a number of complementary products, technologies and markers that are generating revenue today or that we believe could be commercialized in the future.”
Gen-Probe’s offer represents a 7% premium to Innogenetics’ per share closing price of EUR 5.71 on June 2, 2008, a 6% premium to the conditional EUR 5.75 per share offer made by Solvay Pharmaceuticals S.A. on April 25, 2008, and a 41% premium to Innogenetics’ unaffected average share price of EUR 4.33 in the three months prior to the announcement of Solvay’s offer.

“We believe our offer represents full and fair value for all Innogenetics shareholders, while providing additional value over the offer recently made by Solvay,” Nordhoff said. “Moreover, we believe Gen-Probe’s well-established expertise and track record in molecular diagnostics would offer Innogenetics’ customers and employees the best opportunity for long-term success.”
Innogenetics’ key diagnostic products include CE-marked genotyping assays for infectious diseases such as hepatitis C and B, and human papillomavirus (HPV). The company also sells genetic tests for cystic fibrosis and tests for human leukocyte antigens (HLA) that are used to establish tissue compatibility in organ transplants. Innogenetics recently received CE marking for its first assay on its new “4-MAT” microarray platform. Innogenetics holds a PCR license from Roche and an xMAP® multiplex technology license from Luminex. Innogenetics recently announced a restructuring and closure of its therapeutics subsidiary, GENimmune, in order to focus on diagnostics product opportunities.
Gen-Probe has filed a draft takeover prospectus with the CBFA, Belgium’s Banking, Finance and Insurance Commission. The proposed acquisition is expected to close in the fourth quarter of 2008, subject to the following conditions:
•	Clearance by the relevant competition authorities.
•	No material adverse change at Innogenetics amounting to a loss greater than EUR 10 million before the end of the acceptance period.
•	An acceptance threshold of at least 90% of the outstanding shares of Innogenetics, or 75% if Innogenetics’ articles of association are modified to remove voting restrictions and introduce a “one share, one vote” principle.
Financial Detail
Net of cash and other debt, the enterprise value of Gen-Probe’s offer amounts to approximately EUR 219 million ($340 million) and is roughly 4.3 times Innogenetics’ diagnostics revenue of approximately EUR 51 million in 2007. Gen-Probe expects to finance the transaction with cash currently on its balance sheet.
Gen-Probe expects to record charges for non-recurring cash and non-cash acquisition-related costs, primarily the write-off of in-process research and development, following the close of the tender offer. The size of these charges will not be determined, under the rules of purchase accounting, until an independent, third party valuation has been completed to allocate the excess of the purchase price over the assets and liabilities acquired.
On a GAAP basis, Gen-Probe expects the proposed acquisition to become accretive to its earnings per share (EPS) within 18 months of closing, and to be slightly dilutive to 2009 EPS.
On a non-GAAP basis, excluding acquisition-related charges and the expected increase in depreciation and amortization expense from acquired assets, Gen-Probe expects the proposed acquisition to be slightly dilutive to non-GAAP EPS in 2008, and neutral to slightly accretive to non-GAAP EPS in 2009.
These financial estimates assume that the proposed transaction closes in the fourth quarter of 2008.
UBS Investment Bank is acting as financial adviser to Gen-Probe on this transaction, and Linklaters and Cooley Godward Kronish are serving as legal counsel.

Webcast Conference Call
Gen-Probe will discuss the proposed acquisition with analysts and investors on a conference call at 8:30 a.m. Eastern Time today. A live webcast of the call can be accessed at http://www.gen-probe.com. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (800) 282-5736 for domestic callers and (402) 220-9727 for international callers.
About Innogenetics
Innogenetics NV is an international biotechnological company headquartered in Gent, Belgium that develops and markets diagnostic products to improve therapy management and patient health. Innogenetics’ diagnostics business unit develops and markets a wide range of diagnostic assays with a focus on molecular diagnostics and multiparameter testing. Its products are sold in over 90 countries through its six subsidiaries and a large number of distributors. In 2007, diagnostics product sales totaled EUR 47 million, more than 95% of which were achieved outside Belgium. Founded in 1985, Innogenetics is listed on Euronext Brussels [EBR: INNX].
On April 25, Innogenetics and Solvay announced the launch of an offer by Solvay to acquire all the outstanding shares, warrants and convertible bonds of Innogenetics.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release relating to the tender offer and our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning the expected benefits of the proposed acquisition and expected financial results are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risks that the closing conditions of the tender offer may not be satisfied or may take longer to satisfy than anticipated or that Solvay will increase its offer price above our offer price, (ii) the risk that we will not successfully integrate Innogenetics or achieve expected strategic or financial benefits, (iii) the risk that an insufficient number of shares of Innogenetics, including the approximately 10% of the outstanding shares owned by Solvay, will be tendered to enable us to squeeze out minority shareholders and that Innogenetics will become a majority-owned subsidiary that remains publicly traded on the Euronext Brussels, (iv) facts relating to Innogenetics that may affect timing, or strategic and other benefits of the proposed acquisition, are unknown to us, and (v) the risk that we may not achieve our expected 2008 or 2009 growth, revenue, earnings or other financial targets that are assumed in our accretion analysis. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
Innogenetics has not reconciled its historical financial statements to U.S. GAAP. All pro forma combined financial information in this press release is based upon a combination of Gen-Probe historical and projected financial information, prepared in accordance with U.S. GAAP, and Innogenetics’ historical and projected financial information, prepared in accordance with IFRS. Based on Gen-Probe’s preliminary analysis, the Company does not anticipate material adjustments to reconcile U.S. GAAP with IFRS. This press release also contains certain financial measures that are not calculated in accordance with U.S. GAAP, including pro forma EPS accretion and dilution expectations. Gen-Probe’s management believes that these U.S. non-GAAP financial measures provide Gen-Probe investors meaningful supplemental information regarding the expected financial results of the acquisition.
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